August 1, 2024
To: Matitiahu (Matti) Shem Tov
ID: [ID REDACTED]
Address: [ADDRESS REDACTED]

Employment Agreement
Dear Matti,
We are pleased to extend you this offer to be employed by Ex Libris Ltd., company number 511138026 of Technology Park, Malha, Jerusalem. This letter (this “Employment Agreement”) sets forth the terms of your employment, which, if you accept by countersigning below, will govern your employment with the Company (as defined below), beginning on August 6, 2024.
1.Duties, Obligations and Consents
1.1.Effective as of August 9, 2024 (the “Commencement Date”), you will be engaged in the position of Chief Executive Officer of Clarivate Plc (“Clarivate”), an affiliate of the Company, and will report to the Chairman of the Board of Directors (the “Board”) of Clarivate. You will also be appointed to the Board, effective as of the Commencement Date.
1.2.During your employment, you shall have such responsibilities, duties and authority that are customary for your position and as are reasonably determined from time to time by the Board, including, without limitation, overseeing global operations, working with the Board to set and drive organizational vision and mission, corporate strategy and hiring needs, developing actionable business strategies, objectives and plans that align with short- and long-term objectives.
1.3.You will use your best endeavors to promote the interests of the Company. You will devote all of your business and professional time, attention, energy, skill, learning and best efforts to the business and affairs of the Company. You will use your best endeavors to protect the good name of the Company and will not perform any act that is likely to bring the Company into disrepute.
1.4.“Company” in this Employment Agreement will mean Ex Libris Ltd. and its affiliates, being entities which control, are controlled by or are under common control with Ex Libris Ltd. now or in the future, including any parent, subsidiary, or any company that is a successor (including, without limitation, by change of name, dissolution, merger, consolidation, reorganization, sale or other disposition) to any such company, Clarivate, Clarivate Analytics (UK) Limited, and any other company within the Clarivate group.

1.5.In the event that you discover that you have, or might have at some point in the future, any direct or indirect personal interest in any of the Company’s business, or a conflict of interest with your employment duties and functions, you will immediately inform the Company upon such discovery.
1.6.You will not engage, directly or indirectly, in any business, professional or commercial occupation outside your employment with the Company, whether or not such occupation is rendered for any gain, without the prior written approval of the Company, and subject to the terms of such approval. The Company may cancel or change such approval at any time, in its sole and absolute discretion, by providing prior written notice to you. Notwithstanding the foregoing, you may serve on the board of another business or organization not competing with the Company’s business subject to compliance with Company policies and prior written approval of the Company.
1.7.You will not, directly or indirectly, accept any commission, rebate, discount or gratuity in cash or in kind, from any third party which has or is likely to have a business relationship with the Company.
1.8.You hereby represent that you are not bound by any agreement that prohibits you from entering into this Employment Agreement and fulfilling all its terms.
1.9.You hereby undertake to comply with all Company disciplinary regulations, work rules, policies, procedures and objectives, as in effect from time to time, including the applicable Prevention of Sexual Harassment Rules (“Rules”). By signing this Employment Agreement, you confirm that you received a copy of the Rules, have read it and fully understood it.
1.10.Your normal place of work is Israel. During your employment, the Company may require you to work at such other place within Israel which the Company may reasonably require for the proper performance and exercise of your duties. You are aware of the need for frequent travel outside of Israel, and hereby agree to perform such travel overseas as may be necessary to fulfill your duties hereunder.
1.11.You consent, of your own free will and although not required to do so under law, that the information in this Employment Agreement and any information concerning you gathered by the Company, will be held and managed by the Company or on its behalf, inter alia, on databases according to law, and that the Company will be entitled to transfer such information to third parties, in Israel or abroad (including to countries that have a different level of data protection than that existing in Israel). The Company undertakes that the information will be used, and transferred for legitimate business purposes only. Without derogating from the generality of the above, such purposes may include human resources management and assessment of potential transactions, to the extent required while maintaining your right to privacy.

1.12.As an Executive Officer of Clarivate, you will be subject to applicable U.S. SEC rules, including Section 16 of the Securities Exchange Act of 1934, which articulates the regulatory filing responsibilities to which certain officers are legally required to adhere. Additionally, as the Chief Executive Officer, you will be required to comply with Clarivate’s Share Ownership Guidelines which require you to own shares of Clarivate equal to 6 times your base salary by the end of a 5-year compliance period.
1.13.Subject to the Protected Rights set forth in Appendix B to this Employment Agreement, you hereby undertake to keep the contents of this Employment Agreement confidential and not to disclose the existence or contents of this Employment Agreement to any third party without the prior written consent of the Company except for your immediate family members and your personal advisors who are subject to confidentiality obligations.
2.Salary and Benefits
2.1.Your salary and benefits will be as detailed in Appendix A to this Employment Agreement, which forms an integral part hereof.
2.2.As you are employed hereunder in a management position which requires a special degree of trust, the Hours of Work and Rest Law 1951, and any other law amending or replacing such law, do not apply to you or to your employment with the Company. You acknowledge that the consideration set for you hereunder nevertheless includes consideration that would otherwise have been due to you pursuant to such law.
3.Confidentiality, Non-Competition, Non-Solicitation, and Assignment of Inventions Undertaking
Upon the signing of this Employment Agreement, you will sign a Confidentiality, Non-Competition, Non-Solicitation, and Assignment of Inventions Undertaking in the form attached hereto as Appendix B, and the Company’s Confidential Information and Invention Assignment Agreement (“CIIAA”), each of which constitutes an integral part hereof. Your employment compensation has been calculated to include special consideration for your commitments under the terms of Appendix B and the CIIAA.
4.Termination of Employment
4.1.Your employment with the Company will be for an indefinite period, until terminated by either party by a prior written notice of 3 months or such other notice period as required in accordance with the applicable law (“Prior Notice”). During the Prior Notice period, you will continue to receive your salary and other benefits set forth in Appendix A.

4.2.During the Prior Notice period, you shall work in the Company, continue to perform your position within the Company and assist in the training of your successor, unless the Company instructs otherwise in writing.
4.3.Notwithstanding Section 4.1 above, the Company may, in its sole discretion:
4.3.1.Terminate your employment without Prior Notice in whole or in part, by giving you written notice together with payment in lieu of all or part of the Prior Notice period, as the case may be, according to law, and your employment will be deemed to have ceased on the date of the receipt of such notice from the Company; or
4.3.2.Instruct you not to attend work during the Prior Notice period or any part of it. In such case, you will continue to receive your salary and other benefits set forth in Appendix A.
4.4.Notwithstanding the above, the Company will be entitled to terminate this Employment Agreement without Prior Notice, payment in lieu of notice or severance pay (if any), if you have committed acts that would have justified a termination for Cause (as defined in the Executive Severance Plan of Clarivate PLC and Summary Plan Description, Effective June 30, 2021 (the “ESP”)). For clarity, a copy of the ESP as in effect on the date hereof has been publicly filed as an exhibit to Clarivate’s Form 10-Q for the quarterly period ended March 31, 2024.
4.5.Upon termination of this Employment Agreement, or at such other time as directed by the Company, you will immediately return to the Company each and every asset (including documents and information) in your possession or control which belongs, or has been entrusted, to the Company. Notwithstanding the foregoing and for the avoidance of doubt, you may retain originals or copies of this Employment Agreement, any employment or benefits plan or policy applicable to you after the termination of your employment and any documents distributed to you in your capacity as a holder of Company securities.
4.6.Furthermore, upon termination of this Employment Agreement, or at such other time as directed by the Company, you will provide the Company with, to the best of your recollection, a list of all passwords, write-protect codes and similar access codes used on the Company’s systems in the context of your work.
4.7.On the termination of your employment for any reason, you shall immediately resign from any and all other positions or committees that you hold or are a member of with the Company or any of its affiliates, including as an officer, director or member of the Board, and shall, in the absence of further action, be deemed to have so resigned from all such positions.

5.Relocation
5.1.You agree that upon request of the Board, you shall relocate to, and your primary place of employment shall be, Clarivate’s office located in either London or New York, NY (your “Relocation”); provided that the Company shall not require your Relocation unless and until you have a proper work visa applicable for such Relocation. In connection with your Relocation, you will be provided with reimbursement for reasonable relocation and immigration costs upon presentation of reasonable documentation thereof. In addition, in the event your Relocation involves a temporary relocation to London pending your receipt of an appropriate US work visa (but not, for the avoidance of doubt, in the event of your permanent relocation to London), Clarivate will obtain and provide reasonable corporate housing during your temporary employment in London for up to eighteen (18) months. Following such eighteen-(18)-month period, or in the event your temporary relocation to London is converted to a permanent relocation in London (including, without limitation, as a result of your failure to obtain an appropriate US work visa), you shall thereafter obtain your own housing and Clarivate will cease to have any obligation to provide corporate housing or any other housing-related benefits effective as such time.
5.2.For the avoidance of doubt, your Relocation (including an initial Relocation to London followed by a permanent Relocation to New York, NY) and the entering into a new employment agreement (and termination of this Employment Agreement) (including, as contemplated by Section 6 below) shall not constitute a termination of employment under Section 7 of Appendix A or under the ESP.
6.Revised Employment Agreement
6.1.In connection with any Relocation, the parties agree to enter into a new employment agreement appropriate to the relevant jurisdiction, and such new employment agreement will be on substantially the same terms as this Employment Agreement, with appropriate revisions (i) as are applicable to such new jurisdiction and (ii) to reflect the removal of Sections 6 and 8 of Appendix A.
7.Company Computers; Mobile Phone; Privacy
7.1.For the performance of your duties, the Company may allow you to use the Company’s computer equipment and systems, including any desktop computer, laptop, software, hardware, Internet server and professional e-mail account (the “Computers”). You acknowledge and agree that the Company may allow others to use the Computers.
7.2.Subject to the Company’s policies as may be in effect from time to time, you: (i) shall not store personal files on the Computers (except on folders clearly labeled by you as “Personal”); and (ii) may not store the Company’s files on personal or external storage space.

7.3.The e-mail account assigned to you is strictly a professional one and shall be strictly used for professional matters. For personal matters, you may use external email services (such as Gmail).
7.4.You acknowledge and agree that in order to maintain the security of the Computers and to protect the Company’s legitimate interests, the Company shall have the right to monitor, inspect and review your activity on the Computers, including usage habits and content transmission, and to collect, copy, transfer, examine and review content stored on the Computers, including, emails, electronic communications, documents and other files, as well as content distributed on all kinds of the Company's internal media platforms, including (without limitation to) emails, text messages, posts, electronic communications, documents and other files, professional WhatsApp groups (including groups opened by the employees themselves for the purposes of professional discussions), Slack, HiBob, intranet, the Company website, etc., all findings of which shall be admissible as evidence in any legal proceedings. In light of your understanding of the above, you shall have no right to privacy in any content of the Computers, except with respect to folders which contain private information and which are clearly labeled as “Personal”.
7.5.Sections 7.2 through 7.4 above shall apply also with respect to any mobile phone provided by the Company to you (if provided) when used for the purpose of performing your work, to the extent pertains to unique professional apps, to professional WhatsApp groups or other professional media (including the internal media platforms referred to above) or messaging groups and to a connection to your professional e-mail account.
7.6.You acknowledge that the Company’s facilities may be covered by security cameras, the locations of which have been identified to you. The location of the cameras may change from time to time. The use of cameras in the Company’s facilities is for security purpose and such cameras shall not be used for monitoring personal workspaces (except in cases permitted by law).
8.General
8.1.All of the payments and benefits provided to you under this Employment Agreement are gross amounts and will be subject to the withholding of all applicable taxes and deductions required by any applicable law.
8.2.This Employment Agreement may only be amended in writing and signed by both parties.
8.3.The Company will be entitled to set-off any amount owed to the Company by you which are incurred in connection with your employment from any amount owed by the Company to you from any source whatsoever.

8.4.This Employment Agreement is personal, and the terms and conditions of your employment will be solely as set forth herein. You will not be entitled to any payment, right or benefit which is not expressly mentioned in this Employment Agreement (including all documents attached hereto), including, without limitation, any payments, rights or benefits of any current or future general or special collective labor agreements or arrangements or extension orders, any custom or practice, and/or any other agreements between the Company and its employees unless required under law.
8.5.This Employment Agreement (including all Appendices hereto), after confirmed by you, will contain the entire understanding between the Company and yourself with respect to your employment by the Company and all prior negotiations, agreements, offer letters, commitments and understandings (whether written or oral) not expressly contained herein will be null and void in their entirety.
8.6.This Employment Agreement and your employment by the Company will be governed by and construed in accordance with the laws of Israel without regard to its conflicts of laws principles.
8.7.This Employment Agreement constitutes a form regarding Notification of Employment Conditions pursuant to the Notice to the Employee and Job Candidate Law (Employment Conditions and Candidate Screening and Selection), 5762-2002.

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PLEASE READ THIS EMPLOYMENT AGREEMENT CAREFULLY AND RETURN IT SIGNED TO THE COMPANY BY NO LATER THAN AUGUST 5, 2024.
Yours sincerely,

By:	/s/ Andrew M. Snyder
Andrew M. Snyder
Chair of the Board of Directors
August 1, 2024

CONFIRMATION
I hereby confirm that I have read the above Employment Agreement, and I understand it and agree with its contents.

Matti Shem Tov	/s/ Matti Shem Tov	1-August-2024
Employee	Signature	Date

Appendix A
Salary and Benefits
1.Salary
1.1You will receive a gross annual salary of USD $900,000 (“Salary”), which will be paid in NIS in 12 equal monthly installments. The monthly installments will be calculated based on the USD/NIS exchange rate at the time of each payment.
1.2The Salary will be paid to you by the 9th day of the month, after deduction of applicable taxes and like payments.
2.Vacation
2.1.You will be entitled to 24 vacation days per year.
2.2.The accrual of vacation days will be in accordance with the Company’s policy as in effect from time to time. Currently, according to the Company’s policy, vacation days may be carried forward from one calendar year to the next to the extent permitted by law, provided that you use at least 7 vacation days each year and that you will not be entitled to carry over more than 10 vacation days from one calendar year to the next. Any vacation days exceeding such limit will be cancelled by the Company and, for the avoidance of doubt, not be paid out on termination.
3.Sick Leave
You will be entitled to sick leave according to law. However, you will be entitled to the full salary as of the first day of your absence due to sick leave. You will not be entitled to any compensation with respect to unused sick leave.
4.Recuperation Pay
You will be paid recuperation pay as required by law.
5.Travel Expenses
The Company will pay your travel expenses according to law. Your monthly gross salary payment includes the travel expense for your commute to you designated office location. You will abide by the Company’s policies on travel and expenses as communicated to you from time to time; provided, however, you will be permitted to fly business class on all business-related flights (and if business class is not available on a certain route, first class travel will be permitted).

6.Section 14 and Pension Arrangement
6.1.You will be entitled to contributions to a pension arrangement of your choice (“Pension Arrangement”), at the following monthly rates:
The Company will contribute:
(a)8.33% of the Salary towards the severance pay component; and
(b)6.5% of the Salary towards the pension component.
In the case you are insured in a managers insurance policy or a provident fund (which is not a pension fund), the said rate will include the rate of contributions towards the disability insurance (ביטוח אבדן כושר עבודה), ensuring loss of earning payment of 75% of the Salary but no less than 5% towards the pension component, all subject to the terms of the Extension Order regarding the Increase of Pension Contributions - 2016 (the “Pension Order 2016”). In accordance with the terms of the Pension Order 2016, if the said rate will not be sufficient to insure you in disability insurance, the total rate of contributions will increase up to 7.5% of the Salary.
The Company will also deduct 6% of the Salary to be paid on your account towards the Pension Arrangement.
6.2.It is hereby agreed that the settlement regulated in the General Order as amended (attached as Appendix C) published under section 14 of the Severance Pay Law 1963 will apply. The Company’s contributions to your Pension Arrangement will therefore constitute your entire entitlement to severance pay in respect of the paid Salary, in place of any severance pay to which you otherwise may have become entitled at law.
6.3.The Company waives all rights to have its payments refunded, unless your right to severance pay is denied by a judgment according to sections 16 or 17 of the Severance Pay Law or in the event that you withdraw monies from the pension arrangement in circumstances other than an Entitling Event, where an “Entitling Event” means death, disablement or retirement at the age of 60 or over.
7.Contractual Severance Pay
7.1.Notwithstanding anything to the contrary in the ESP (including with respect to the participation of a Chief Executive Officer), you shall be an “Executive” under, and will be eligible to receive contractual severance pay in accordance with and subject to the terms of, the ESP, less amounts accrued in the severance component of the Pension Arrangement.
7.2.Payment of contractual severance and any other benefits described in this Section 7 is contingent upon your timely execution and non-revocation of a separation and general release agreement, the complete terms of which will be provided to you closer to any potential termination date.
8.Further Education Fund (“Keren Hishtalmut” in Hebrew)
The Company will make monthly Further Education Fund contributions as follows: 7.5% of Salary paid by the Company on its account and 2.5% of Salary to be deducted by the Company from such Salary to be paid on your account, in each case up to the ceiling recognized by the income tax authorities from time to time, but not otherwise. You will bear any and all taxes applicable in connection with amounts payable by you and/or Company to the said Further Education Fund.
9.Annual Bonus
9.1.You will be eligible to participate in Clarivate’s Annual Incentive Plan (“AIP”) with the opportunity to earn an annual bonus with a target of 100% of your annual Salary, with a maximum annual bonus opportunity of 200% of your annual Salary (“Bonus”). The terms and conditions of the Bonus will be set out in the AIP as in effect from time to time. The Bonus, if you are entitled to receive it, will be paid (if any) at such time as customary in the Company as to the payment to other executives or senior management who are entitled to receive an annual bonus generally. For the 2024 plan year, your Bonus will be prorated based on your service during 2024.
9.2.In order to be eligible for the Bonus, you must be employed by the Company at the date of payment (or, solely with respect to the Bonus for the 2024 plan year, as of December 31, 2024), and not under Prior Notice for termination for Cause (as defined in the ESP) by the Company.
9.3.The calculation and interpretation of any Bonus payable to you and the decision to award any Bonus, in any given year, will be determined by the Company’s Human Resources and Compensation Committee (“HRCC”), at the sole discretion of the committee and its decision will be final, and will not be subject to review or appeal.
9.4.Where any Bonus is being a conditional payment, it will not constitute a salary component for any purpose, including for the purpose of calculating any social and fringe benefits.
10.Annual Equity Program
10.1.You will be entitled to participate in the annual equity program according to the award design and levels approved by the HRCC at the time of the grant. Any share units granted to you will be subject to the terms and conditions of the Clarivate 2019 Incentive Award Plan (the “Plan”), the grant agreement which will be provided to you as soon as administratively practical after any grant is approved, and the terms of any grant notice. From time to time, as business conditions dictate, Clarivate may revise eligibility and the types of equity provided in the annual equity program. Any future grants or awards under the Plan are made entirely at the discretion of Clarivate and approval from the HRCC.
10.2.You will receive an initial 2024 equity grant with an aggregate grant date target value of USD $3,500,000, with an award mix of 50% in RSUs and 50% in Performance-Based Restricted Share Units (“PSUs”), granted within 15 days of your Commencement Date. RSUs will vest ratably over the 3 years following the grant date, with one-third of the award vesting on each of the first three anniversaries of the grant date, subject to your continued service. 100% of the PSUs will vest following the end of the applicable performance period, subject to your continued service.
10.3.Subject to your continued employment through the applicable grant date (and provided you have not previously provided Prior Notice), your 2025 annual equity grant will have target value of at least USD $6,000,000, as recommended by management and subject to approval of the HRCC of the Board of Directors (at such time as annual equity grants to executives are otherwise approved) in its discretion, with an award mix of 50% in RSUs and 50% in PSUs. For the avoidance of doubt, the value of your annual equity grant for 2026 and any future fiscal year, if any and, in any case, subject to your continued employment at such time, shall be determined by the HRCC of the Board of Directors in its discretion.
10.4.You will receive a one-time sign-on award of RSUs with an aggregate grant date target value of USD $500,000 (the “Sign-On Award”) to be granted within 15 days of your Commencement Date. RSUs will vest on the first anniversary of the date of grant, subject to your continued service. In the event your employment is terminated for Cause at any time prior to or within one year after full vesting of the Sign-On Award, you agree to pay Clarivate in cash the after-tax value of any portion of the Sign-On Award that has vested as of your termination date.
10.5.Notwithstanding anything to the contrary contained herein, in the event the Company requests your Relocation from Israel pursuant to Section 5 of the Employment Agreement, a pro-rata portion of any unvested RSUs previously granted shall automatically vest as of the date immediately prior to the date of your actual Relocation, based on the number of days from the date of grant through the date of your Relocation (and taking into account any vesting previously achieved). All other unvested RSUs shall remain outstanding an eligible to vest in accordance with their original terms.

Appendix B
Confidentiality, Non-Competition, Non-Solicitation, Assignment of Inventions and Nondisparagement Undertaking
I, Matitiahu (Matti) Shem Tov, am employed by Ex Libris Ltd. (“Company”) pursuant to an employment agreement to which this Confidentiality, Non-Competition, Non-Solicitation, and Assignment of Inventions Undertaking (“Undertaking”) is attached as Appendix B (“Employment Agreement”).
I acknowledge that in the course of my employment with the Company I will become familiar with a range of Confidential Information (as defined below) and that my services are of particular and special value to the Company. In consequence, I undertake the following towards the Company and its affiliates, being persons or entities which control, are controlled by or are under common control with the Company now or in the future (individually and collectively referred to as the “Group”).
1.Confidential Information and Confidentiality
1.1I am aware that I have been and will continue to be entrusted with, or otherwise have access to or become aware of, information (regardless of the manner in which it is recorded or stored) relating to the business, methodology or affairs of the Group, or any person or entity with whom or which the Group deals, interacts or is otherwise connected and which, for the avoidance of doubt, includes the terms of the Employment Agreement, other than the terms of this Undertaking (“Confidential Information”). For the purposes of this Undertaking, Confidential Information includes but is not limited to any and all:
1.1.1Technical information of the Company and/or the Group, its customers or other third parties that is in use, planned, or under development, such as manufacturing and/or research processes or strategies; computer product, process and/or devices; software product; and any other databases, methods, know-how, formulae, compositions, technological and other data, technological prototypes, processes, discoveries, machines, inventions, and similar items;
1.1.2Business and operational information of the Company and/or the Group, its customers or other third parties that is in use, planned, or under development, such as information relating to the Group’s employees (including information related to performance, skillsets, and compensation); actual and anticipated relationships between the Company and/or the Group and other companies; financial information; information relating to customer or vendor relationships; product pricing, customer lists, customer preferences, financial information, credit information; and similar items; and

1.1.3Information relating to future plans of the Company and/or the Group, its customers or other third parties that is in use, planned, or under development, such as marketing strategies; new product research; pending projects and proposals; proprietary production processes; research and development strategies; and similar items.
Confidential Information shall not include any information which is or becomes generally available in the public domain other than through my acts or omissions or which I can demonstrate by written records was independently developed by me without reference to any Confidential Information.
1.2Subject to the Protected Rights, during the term of my employment with the Company and at all times thereafter I have kept and will continue to keep in strictest confidence, and will not except in the proper performance of my employment duties use, access, disclose and/or make available or accessible (or authorize any other person to use, access, disclose and/or make available or accessible), directly or indirectly, to any third party any Confidential Information without the prior written consent of the Company. The foregoing does not apply to disclosures which are required by law or a valid court order, in which case I will notify the Company in writing immediately on becoming aware of such requirement or its likely occurrence, and the disclosure will be limited to the extent expressly required.
1.3Subject to the Protected Rights, without derogating from the generality of the foregoing, I confirm that:
1.3.1Except in the proper performance of my employment duties, I have not and will not copy, transmit, communicate, publish or make any commercial or other use whatsoever of any Confidential Information, without the prior written consent of the Board.
1.3.2I have and will continue to exercise the highest degree of care in safeguarding the Confidential Information against loss, misuse, theft or other inadvertent disclosure and in maintaining its confidentiality.
1.3.3Upon termination of my employment, or at the earlier request of my direct manager, I will promptly deliver to the Company (or, at the Company’s request, destroy and certify to the Company as to such destruction) any and all documents or other embodiments or recordings of or related to Confidential Information and any and all copies thereof that have been furnished to me, prepared by me or that are otherwise in my custody, possession or control, and I will not retain such documents or other embodiments or recordings, or copies thereof, in whatever form.

2.Non-Competition and Non-Solicitation
I hereby covenant that throughout the term of my employment with the Company and for a period of twelve (12) months thereafter:
2.1.I will not, directly or indirectly, in any capacity whatsoever, whether independently or as a shareholder, employee, consultant, officer or in any managerial capacity, carry on, set up, own, manage, control or operate, be employed, engaged or interested in a business anywhere in the world which competes with or proposes to complete with the Group, including, without limitation, in any activity in the field of academia and/or government information services sector or other competitors of the Group.
2.2.I will not, whether directly or indirectly, in any way canvass, solicit, or endeavor to entice from the Group, or otherwise have any business dealings with, any person or entity who or which at any time during my employment was or is:
(a)a supplier to, investor, customer, partner, joint venturer or licensor of the Group or other commercial contractor of whatever nature;
(b)in the habit of dealing with the Group;
(c)an employee, agent, officer, consultant, advisor or other independent contractor of or provider of services to the Group; or
(d)negotiating or discussing becoming any of the above.
2.3.I will not otherwise interfere with the relationship between any of the persons or entities listed in Section 2.2 and the Group (including by assisting another to interfere in such relationship).
2.4.I acknowledge that my obligations under this Section 2 are reasonable in light of my position and duties within the Company, the nature of the Group’s business, and the fact that the compensation to which I am entitled under the Employment Agreement has been calculated to include special consideration for my undertakings in this Section 2.
3.Intellectual Property
3.1.I will promptly disclose to the Company all Intellectual Property which I have or which I may solely or jointly invent, conceive, make, create, develop or reduce to practice or cause to be invented, conceived, made, created, developed or reduced to practice during the course of, in connection with and/or as a direct or indirect result of my employment with the Company and/or involving the use of time, materials, facilities, Confidential Information or other Group property or other resources of the Group (“Inventions”).

3.2.For the purposes of this Undertaking, “Intellectual Property” will include any and all intellectual property or similar proprietary rights anywhere in the world, including without limitation rights in algorithms, binary code, brands, business methods, business plans, computer programs, computer software, concepts, confidential information, content, databases, developments, drawings, firmware, composition of matter or materials, certification marks, collective marks, copyright, customer lists, data, designs, derivative works, discoveries, distributor lists, documents, domain names, file layouts, formulae, ideas, images, improvements, industrial designs, information, innovations, inventions (including but not limited to Service Inventions as defined in Section 132 of the Patent Law-1967 (the “Patent Law”)), integrated circuits, know-how, logos, look and feel, manufacturing information, mask works, materials, methods, moral rights, object code, original works of authorship, patents, patent applications, patent rights, including but not limited to any and all continuations, divisions, reissues, re-examinations or extensions, plans, processes, proprietary technology, reputation, research data, research results, research records, semiconductor chips, service marks, slogans, software, source code, specifications, statistical models, supplier lists, systems, techniques, technology, trade secrets, trademarks, trade dress, trade names, trade styles, technical information, utility models, writings, and any rights analogous to the foregoing (in each case (a) whether patentable or unpatentable or registrable under any applicable copyright, trademark or other intellectual property statute or code, (b) together with any and all patent applications, letters patent, trademark, trade name or service mark applications or registrations, copyrights or reissues thereof that may be granted upon any of the foregoing and (c) together with all goodwill accruing from any of the foregoing and all priority rights relating to patents).
3.3.I further acknowledge and agree that all Inventions, and any and all rights, interests and title therein and thereto, will be the sole and exclusive property of the Company and I will not be entitled to, and I hereby waive now and in the future, any claim to any right, Moral Rights (as defined below), compensation or reward, including any right to royalties in Service Inventions in accordance with the Patent Law, that I may have in connection therewith. This clause constitutes an express waiver of any rights I may have under Section 134 of the Patent Law.
3.4.Without derogating from the Group’s rights under this Undertaking or any law, I agree to assign and hereby automatically and irrevocably assign to the Company and/or its designee any and all rights, titles and interests in respect of any Inventions, to the extent that I may have such rights, titles or interests on a worldwide basis, and I acknowledge now and in the future the Company’s full and exclusive ownership in all such Inventions. The foregoing assignment includes without limitation all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known or referred to as “moral rights”, “artist’s rights”, “droit moral” or the like (collectively referred to as “Moral Rights”). To the extent that

Moral Rights cannot be assigned under applicable law, I hereby waive and agree not to enforce any and all Moral Rights, including without limitation, any limitation on subsequent modification, to the extent permitted under applicable law.
3.5.If any Invention may be protected by copyright and is deemed in any manner to constitute a “work made for hire” under applicable law, then such Invention shall be deemed a “work made for hire,” the copyright of which, and all other rights, title and interest thereto, shall immediately and by operation of this Undertaking be owned solely, exclusively and completely by the Company or its designee. If any Invention may be protected by copyright and is not considered to be a “work made for hire” under applicable law, then I agree to assign, and hereby automatically and irrevocably assign all copyrights, Moral Rights and other associated rights thereto to the Company or its designee in accordance with Section 3.4.
3.6.I will, at any time hereafter, sign, execute, make and do all deeds, documents, assignments, transfers, instruments and acts as the Company may require to comply with or confirm the terms of this Undertaking, including without limitation (as deemed necessary by the Company in its sole discretion) the transfer or confirmation of transfer of rights, title and interest in and to any and all Inventions to the Company or its designee, and the application for copyrights, patents or other intellectual property rights related to Inventions solely in the name of the Company or its designees or assigns, or to otherwise assist the Company and/or its designee to obtain the exclusive and absolute right, title and interest in and to all Inventions and to protect the same against infringement by any third party, including by assisting in any legal action requested by the Group with respect to the foregoing. If for any reason whatsoever the Company is unable to secure my cooperation (as determined by the Company in its sole discretion) or execution of any such deed, instrument, or other document regarding a patent, copyright or other protection or registration of any right related to any Invention, I hereby appoint the Company and its duly authorized officers and agents as my duly authorized agent and attorney in fact for the limited purposes of executing any such deed, instrument or other document and prosecuting any action for, or otherwise obtaining legal protection or registration of, any and all Inventions or right or benefit arising or accruing therefrom, solely in the name of the Company or that of its designees or assigns, or as the Company otherwise desires.
4.Nondisparagement
4.1.Subject to the Protected Rights, during employment and at all times thereafter, I agree to:
4.1.1.refrain from any disparagement of the Company and any of its current and former officers, directors, equityholders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns, but only to the extent such persons or entities are known to you to have or have had such a relationship with the Company (the “Nondisparagement Parties”);
4.1.2.refrain from any tortious interference with the contracts and relationships of the Nondisparagement Parties;
4.1.3.refrain from making, either directly or indirectly, any negative, damaging or otherwise disparaging communications concerning the Nondisparagement Parties or the Nondisparagement Parties’ services to any of the clients or customers of the Nondisparagement Parties; and
4.1.4.refrain from causing or encouraging any other person to engage in the conduct described in this Section 4.
5.No Conflicting Obligations
Subject to the Protected Rights, I will not, at any time during the term of the Employment Agreement, use or disclose Confidential Information in such manner that may breach any confidentiality or other obligation I owe to any former employer or other third party, without their prior written consent.
I warrant that I have the full right to assign the Inventions and the associated rights, titles and interests therein and that I have not made, and will not make, any agreement in conflict with this paragraph or Section 3 above.
6.Protected Rights.
6.1.I acknowledge and agree that:
6.1.1.Notwithstanding any other provision of this Undertaking or the Employment Agreement, nothing in this Undertaking, the Employment Agreement, or otherwise limits my ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the U.S. Securities and Exchange Commission (“SEC”), or any federal, state or local governmental agency or commission (each, a “Government Agency”) or self-regulatory organization regarding possible legal violations, without disclosure to the Company or prevents me from:
6.1.1.1.filing a charge or complaint with any federal, state or local governmental agency or commission;
6.1.1.2.providing truthful testimony in litigation; or

6.1.1.3.discussing or disclosing information about sexual harassment, sexual assault or unlawful acts in the workplace (including harassment, discrimination or other conduct I have reason to believe is unlawful).
6.1.2.I do not need the prior authorization of the Company to make any such reports or disclosures, and I will not be required to notify the Company that such reports or disclosures have been made.
6.1.3.The Company may not retaliate against me for any of these activities, and nothing in this Undertaking requires me to waive any monetary award or other payment to which I might become entitled from the SEC or any other Government Agency or self-regulatory organization.
6.2.I acknowledge and agree that:
6.2.1.I have received the following notice required pursuant to 18 U.S.C § 1833(b)(1): “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Section 6 is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).
6.2.2.I have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. If I file a lawsuit for retaliation by the Company for reporting a suspected violation of law, I also have the right to disclose the Company’s trade secrets to my attorney and use the trade secret information in the court proceeding if I (1) file any document containing the trade secret under seal and (2) do not disclose the trade secret, except pursuant to a court order.
6.3.My rights as described in this Section 6 are referred to as the “Protected Rights”.
7.General
7.1.I acknowledge that any breach by me of my obligations pursuant to this Undertaking may cause substantial damage for which the Group will hold me liable, subject to the Protected Rights. I further acknowledge and agree that the remedy at law for any breach by me of this Undertaking will be inadequate and that damages flowing from such breach are not usually susceptible to being measured in monetary terms. Accordingly, I acknowledge that upon any violation of any provision of this Undertaking by me, in addition to any remedy that the Company may have at law, the Company will be entitled to obtain from any court of competent jurisdiction immediate injunctive relief and obtain a temporary order restraining any threatened or further breach as well as an equitable accounting of all profits or benefits arising out of such violation, in all cases without any requirement of posting a bond. Nothing in this Section 7.1 will be deemed to limit the Company’s and/or Group’s remedies at law or in equity for any breach by me of any of the provisions of this Undertaking, which may be pursued by or available to the Company and/or Group.
7.2.The terms of this Undertaking will be interpreted in such a way as to give them maximum enforceability at law. The unenforceability of any term (or part thereof) will not affect the enforceability of any other part of this Undertaking.
7.3.My undertakings hereunder are in addition to, and do not derogate from, any obligation to which I may be subject under applicable law or any Group policy or agreement.
7.4.My undertakings hereunder will be applicable to me during the term of my employment with the Company and thereafter. Notwithstanding the aforesaid, the effect of my undertakings under Section 2 above will be for the period specified in such Section.
7.5.This Undertaking will be governed by and construed in accordance with the laws of Israel.
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Matti Shem Tov	/s/ Matti Shem Tov	1-August - 2024
Employee	Signature	Date

Ex Libris Ltd. hereby agrees to and accepts the assignment of all rights in the Inventions.
/s/ Sarit Olamy                            Aug 7th, 2024

Ex Libris Ltd.	Date
By:
Title:

[Signature Page to Confidentiality, Non-Competition,
Non-Solicitation, Assignment of Inventions and Nondisparagement Undertaking]

#98523867v26

Appendix C
General Order and Confirmation Regarding Payments of Employers to Pension Funds and Insurance Funds instead of Severance Pay
Pursuant to the power granted to me under section 14 of the Severance Pay Law 5723-1963 (“Law”) I hereby confirm that payments paid by an employer, commencing the date hereof, to an employee’s comprehensive pension fund into a provident fund which is not an insurance fund, as defined in the Income Tax Regulations (Registration and Management Rules of a Provident Fund) 5724-1964 (“Pension Fund”), or to a Manager’s Insurance Fund that includes the possibility of an allowance or a combination of payments to an Allowance Plan and to a plan which is not an Allowance Plan in an Insurance Fund (“Insurance Fund”), including payments which the employer paid by combination of payments to a Pension Fund and to an Insurance Fund whether there exists a possibility in the Insurance Fund to an allowance plan (“Employer Payments”), will replace the severance pay that the employee is entitled to for the salary and period of which the payments were paid (“Exempt Wages”) if the following conditions are satisfied:
1.Employer Payments
1.1For Pension Funds are not less than 14.33% of the Exempt Wages or 12% of the Exempt Wages, if the employer pays for his employee an additional payment on behalf of the severance pay completion for a providence fund or Insurance Fund at the rate of 2.33% of the Exempt Wages. If an employer does not pay the additional 2.33% on top of the 12%, then the payment will constitute only 72% of the Severance Pay.
1.2To the Insurance Fund are not less than one of the following:
1.2.113.33% of the Exempt Wages if the employer pays the employee additional payments to insure his monthly income in case of work disability, in a plan approved by the Supervisor of the Capital Market, Insurance and Savings in the Finance Ministry, at the lower of, a rate required to insure 75% of the Exempt Wages or 2.5% of the Exempt Wages (“Disability Payment”).
1.2.211% of the Exempt Wages if the employer pays an additional Disability Payment and in this case the Employer Payments will constitute only 72% of the employee’s severance pay; if, in addition to the abovementioned sum, the employer pays 2.33% of the Exempt Wages for the purpose of Severance Pay completion to providence fund or Insurance Funds, the Employer Payments will constitute 100% of the severance pay.
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2.Pension Fund Agreement
2.1.A written agreement must be made between the employer and employee no later than 3 months after the commencement of the Employer Payments that includes:
2.1.1.the agreement of the employee to the arrangement pursuant to this confirmation which details the Employer Payments and the name of the Pension Fund or Insurance Fund; this agreement must include a copy of this confirmation;
2.1.2.an advanced waiver of the employer for any right that he could have to have his payments refunded unless the employee’s right to severance pay is denied by judgment according to sections 16 or 17 of the Law, or in case the employee withdrew monies from the Pension Fund or Insurance Fund not for an Entitling Event; for this matter, Entitling Event or purpose means death, disablement or retirement at the age of 60 or over.
3.Entitlement to Severance Pay
This confirmation does not derogate from the employee’s entitlement to severance pay according to the Law, Collective Agreement, Extension Order or personal employment agreement, for any salary above the Exempt Wages.

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